AMENDMENT NO. 21 TO THE TRUST INSTRUMENT

UBS SERIES FUNDS

(formerly, UBS Money Series)

Pursuant to Article IV, Section 1 and Article X, Section 8 of the Trust Instrument of UBS Series Funds (the “Trust”), the Trust Instrument of the Trust, dated April 29, 1998, as amended on July 28, 1999, May 9, 2001, April 8, 2002, March 15, 2004, August 28, 2007, October 6, 2008, May 20, 2015, October 16, 2015, December 30, 2015, April 15, 2016, August 26, 2016, October 27, 2016, March 9, 2018, October 15, 2019, December 19, 2019, September 27, 2023, December 18, 2023, August 23, 2024, December 13, 2024, and November 26, 2025 is hereby further amended as indicated below.

Schedule A is hereby amended to read as follows:

Series of the Trust

UBS Ultra Short Income Fund

Limited Purpose Cash Investment Fund

UBS Liquid Assets Government Fund

UBS Select Treasury Institutional Fund

UBS Select Treasury Preferred Fund

UBS Prime Preferred Fund

UBS Prime Reserves Fund

UBS Select Government Institutional Fund

UBS Select Government Preferred Fund

UBS RMA Government Money Market Fund

UBS Select 100% US Treasury Institutional Fund

UBS Select 100% US Treasury Preferred Fund

Cantor Fitzgerald Government Money Market Fund

UBS Liquid Reserves Fund

Classes of Shares of Each Series

An unlimited number of shares of beneficial interest has been established by the Board as Class A shares, Class P shares, and Class I shares of the Series designated as UBS Ultra Short Income Fund.

An unlimited number of shares of beneficial interest has been established by the Board as Class P shares and Class T shares of the Series designated as UBS Select 100% US Treasury Preferred Fund.

An unlimited number of shares of beneficial interest has been established by the Board as Institutional Shares and Investor Shares of the Series designated as Cantor Fitzgerald Government Money Market Fund.

An unlimited number of shares of beneficial interest has been established by the Board as Institutional Shares and Token-Enabled Shares of the Series designated as UBS Select 100% US Treasury Institutional Fund.

An unlimited number of shares of beneficial interest has been established by the Board as Institutional Shares, Preferred Shares and Ultra Shares of the Series designated as UBS Liquid Reserves Fund.

An unlimited number of shares of beneficial interest has been established by the Board as a single class of shares of each of the other Series listed above.

Each class of shares of a Series represents interests in the assets of only that Series and has the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust’s Trust Instrument.

CERTIFICATE

I, Eric Sanders, Vice President and Assistant Secretary of UBS Series Funds, hereby certify that: (i) this Amendment No. 21 to the Trust Instrument was authorized pursuant to resolutions duly adopted by the Trust’s Board of Trustees at a meeting duly called and held on May 19-20, 2026, and (ii) this Amendment No. 21 to the Trust Instrument of UBS Series Funds is made in accordance with the provisions of the Trust Instrument and became effective upon the 29th day of May, 2026. This certificate is executed as of August 5, 2026.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date indicated above.

By: /s/Eric Sanders
Eric Sanders
Vice President and Assistant Secretary
UBS Series Funds

Subscribed and sworn before me this 5th day of August, 2026:

/s/ Karen A. Regan
Notary